Exhibit 97
HILTON WORLDWIDE HOLDINGS INC.
INCENTIVE COMPENSATION CLAWBACK POLICY

Amended Effective November 9, 2023

1.Policy Overview. Hilton Worldwide Holdings Inc. (the “Company”) has adopted this Incentive Compensation Clawback Policy (this “Policy”) in order to help ensure that incentive compensation is paid or awarded based on accurate financial results and the correct calculation of performance against incentive targets. This Policy captures the Company’s right to recover erroneously awarded compensation in accordance with Section 303A.14 of the New York Stock Exchange (“NYSE”) Listed Company Manual (“Section 303A.14”), which implements Rule 10D-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (as promulgated pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010). This Policy is effective as of November 9, 2023 (the “Effective Date”).
The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) shall have full authority to interpret and enforce this Policy in accordance with its business judgment.
2.Definitions.
a.“Accounting Restatement” means a requirement that the Company prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Changes to the Company’s financial statements that do not represent error corrections are not an Accounting Restatement, including: (1) retrospective application of a change in accounting principle; (2) retrospective revision to reportable segment information due to a change in the structure of the Company’s internal organization; (3) retrospective reclassification due to a discontinued operation; (4) retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; and (5) retrospective revision for stock splits, reverse stock splits, stock dividends or other changes in capital structure.
b.“Covered Employees” means Executive Officers of the Company (defined as current and former Section 16 Officers) at any time during the performance period for the applicable Incentive-Based Compensation.
c.“Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation that was Received that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had the amount of Incentive-Based Compensation been determined based on the restated amounts, computed without regard to any taxes paid by the Covered Employee or by the Company on the Covered Employee’s behalf. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount of Erroneously Awarded Compensation will be based on a reasonable estimate by the Committee of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received. The Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to NYSE.
d.“Financial Reporting Measures” means (1) measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures (whether or not such measures are presented within the Company’s financial statements or included in a filing made with the U.S. Securities and Exchange Commission (e.g., non-GAAP and certain other measures defined in metrics used to determine employee compensation)), (2) stock price and (3) total shareholder return.

Exhibit 97
e.“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

f.Incentive-Based Compensation is deemed to be “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the applicable Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period or is subject to additional time-based vesting requirements.

g.“Recovery Period” means the three completed fiscal years immediately preceding the earlier of: (1) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (2) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement. In addition, if there is a change in the Company’s fiscal year end, the Recovery Period will also include any transition period to the extent required by Section 303A.14.

3.Clawback Provisions.
a.Application of Prior Policy. If the Company is required to prepare an Accounting Restatement and the provisions of Section 3(b) of this Policy are inapplicable, the version of this Policy in effect prior to the Effective Date (the “Prior Policy”) will apply in accordance with its terms. The Prior Policy will not apply when Section 3(b) of this Policy is applicable.

b.Recovery of Erroneously Awarded Compensation Upon an Accounting Restatement. Subject to the terms of this Policy and the requirements of Section 303A.14, if, on or after the Effective Date, the Company is required to prepare an Accounting Restatement, the Company will attempt to recover, reasonably promptly from each Covered Employee, any Erroneously Awarded Compensation that was Received by such Covered Employee during the Recovery Period pursuant to Incentive-Based Compensation that is subject to this Policy.

c.Potential Recovery of Additional Amounts Upon an Accounting Restatement. In addition to (and without limiting) the provisions of Section 3(b) of this Policy, in the event that the Committee, in its discretion, determines that a Covered Employee’s acts or omissions that contributed to the circumstances requiring an Accounting Restatement that is subject to Section 3(b) of this Policy involved a Covered Employee’s fraud, willful misconduct or gross negligence, then the Company may attempt to recover from such Covered Employee up to 100% (as determined by the Committee in its discretion based on such considerations as the Committee deems appropriate) of the Covered Employee’s Incentive-Based Compensation that was Received by such Covered Employee since the beginning of the Recovery Period.

4.Interpretation and Administration.
a.Compensation Not Subject to this Policy. This Policy does not apply to Incentive-Based Compensation that was Received before October 2, 2023. With respect to any Covered Employee, this Policy does not apply to Incentive-Based Compensation that was Received by such Covered Employee before beginning service as an Executive Officer.
b.Determination of Means of Recovery. Subject to the requirement that recovery under Section 3(b) be made reasonably promptly, the Committee will determine the appropriate means of any recovery under this Policy, which may vary between Covered Employees or based on the nature of the applicable Incentive-Based Compensation, and which may involve, without limitation, establishing a deferred repayment plan or setting off against current or future compensation otherwise payable to the Covered Employee. The Company shall have the right to demand that a Covered Employee pay the Company for, or forfeit (including future receipt of), any

Exhibit 97
amount to be recovered. To the extent the Covered Employee refuses to pay to the Company an amount equal to the amount to be recovered, the Company shall have the right to sue for repayment and enforce the Covered Employee’s obligation to make payment. For example, and without limiting the Company’s rights, to the extent any shares have been issued under vested awards or such shares have been sold by the Covered Employee, the Company shall have the right to cancel any other outstanding stock-based awards with a value equivalent to the amount to be recovered, as determined by the Committee. Recovery of Erroneously Awarded Compensation under Section 3(b) of this Policy will be made without regard to income taxes paid by the Covered Employee or by the Company on the Covered Employee’s behalf in connection with such Erroneously Awarded Compensation.

c.Determination That Recovery is Impracticable. The Company is not required to recover Erroneously Awarded Compensation under Section 3(b) of this Policy if a determination is made by the Committee that either (A) after the Company has made and documented a reasonable attempt to recover such Erroneously Awarded Compensation, the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered or (B) recovery of such Erroneously Awarded Compensation would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of Section 401(a)(13) or 411(a) of the Internal Revenue Code and regulations thereunder.

5.If the Committee determines that a Covered Employee engaged in fraud, willful misconduct, or gross negligence, the Committee shall be entitled to determine the amount to be recovered with respect to such Covered Employee pursuant to Section 3(c) for a period of three years after the act of fraud or misconduct.
6.Committee Determination Final. Any determination by the Committee with respect to this Policy shall be final, conclusive and binding on all interested parties, provided that, with respect to Section 3(b), such decisions must be consistent with Section 303A.14. Section 3(b) of this Policy will be interpreted by the Committee in a manner that is consistent with Section 303A.14 and any other applicable law, and this Policy will otherwise be interpreted in the business judgment of the Committee.
7.No Indemnification or Company-Paid Insurance. The Company will not indemnify any Covered Employee against the loss of Erroneously Awarded Compensation or any other amounts that may be recovered by the Company in accordance with this Policy and will not pay or reimburse any Covered Employee for the purchase of a third-party insurance policy to fund potential recovery obligations.

8.Interaction with Other Clawback Provisions. The Company will be deemed to have recovered Erroneously Awarded Compensation in accordance with Section 3(b) of this Policy to the extent the Company actually receives such amounts pursuant to any other Company policy, program or agreement (including the Prior Policy), pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 or otherwise.

9.Non-Exclusivity. Nothing in this Policy shall be viewed as limiting the right of the Company or the Committee to pursue recoupment under or as required by the applicable provisions of any law, rule or regulation (including, without limitation, Section 304 of the Sarbanes-Oxley Act of 2002), or stock exchange listing requirement (and any future policy adopted by the Company pursuant to any such law, rule, regulation or requirement).

10.No Limitation on Other Remedies. Nothing in this Policy will be deemed to limit the Company’s right to terminate employment of any Covered Employee, to seek recovery of other compensation paid to a Covered Employee, or to pursue other rights or remedies available to the Company under applicable law.

11.Amendment. Provisions in this Policy may be waived or amended by the Board of Directors from time to time, except as otherwise required by law.

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